Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS THIRD QUARTER 2024 RESULTS,
ANNOUNCES $0.18 PER SHARE DIVIDEND

●	Revenues of $1.9 billion, net income of $79.1 million
●	Earnings per diluted share of $0.97
●	Challenging market conditions impact aftermarket sales and overall financial performance
●	Absorption ratio 132.6%
●	Board declares cash dividend of $0.18 per share of Class A and Class B common stock

SAN ANTONIO, Texas, October 29, 2024 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended September 30, 2024, the Company achieved revenues of $1.896 billion and net income of $79.1 million, or $0.97 per diluted share, compared with revenues of $1.981 billion and net income of $80.3 million, or $0.96 per diluted share, in the quarter ended September 30, 2023. In the third quarter of 2024, the Company recognized a one-time, pre-tax charge of approximately $3.3 million, or $0.03 per share, related to property damage caused by Hurricane Helene. In the third quarter of 2023, the Company recognized a one-time, pre-tax charge of approximately $2.5 million, or $0.02 per share, related to a fire loss at our San Antonio, Texas facility. Additionally, the Company’s Board of Directors declared a cash dividend of $0.18 per share of Class A and Class B Common Stock, to be paid on December 12, 2024, to all shareholders of record as of November 12, 2024.

“As we have experienced for the last several quarters, the industry continues to struggle with low freight rates and high interest rates, resulting in continued weak demand for Class 8 trucks. Considering these ongoing challenges, we are pleased with our overall financial performance in the third quarter,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer, and President of Rush Enterprises. “Although sluggish industry conditions continue to negatively impact over-the-road-carriers, we saw positive results in the quarter with respect to our Class 8 vocational and public sector customers. In addition, demand from our medium-duty customers remained healthy throughout the quarter, enabling us to outperform the market. While the used truck market remains difficult, our used truck operations are executing well, managing inventory levels to market conditions while also making strong contributions to our earnings,” he continued. “In the aftermarket, we saw slight improvement in our revenue compared to our second quarter results, particularly with respect to our service sales, which outperformed the market,” Rush said.

“Looking toward the remainder of the year and the beginning of 2025, although we believe freight rates have found their bottom, we do not anticipate any significant recovery in new Class 8 truck sales until sometime later in 2025. We will continue to rely on the talents of our professional sales force to uncover opportunities to leverage our “One Team” sales approach and fight for market share growth. Despite the tough industry conditions, we expect that our Class 8 and Class 4-7 new commercial vehicle sales will improve in the fourth quarter compared to the third quarter,” explained Rush. “Although we expect a typical seasonal decline in our fourth quarter aftermarket results, we believe market conditions will begin to slowly improve during the first quarter of 2025,” he continued.

“It is important that I express my gratitude to our employees for their hard work this quarter. I am especially grateful for their ability to remain focused on our long-term goals despite challenging market conditions, while also continuing to provide best-in-class service to our customers. Additionally, I would be remiss if I did not say a special word of thanks to Michael McRoberts, who as previously announced, is stepping down from his role as Chief Operating Officer, effective October 31. Mike has added immeasurable value to this organization over his many years of service, and I am sure he will continue to do so in his role as Senior Advisor to the Company and as an active member of our Board of Directors. Effective November 1, Jason Wilder will become the Company’s Chief Operating Officer, as previously announced. I am confident that this leadership transition will be seamless and that Jason will effectively lead the Company in his new role going forward,” said Rush.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 61.5% of the Company’s total gross profit in the third quarter of 2024, with parts, service and collision center revenues totaling $633.0 million, down 1.6% compared to the third quarter of 2023. The Company achieved a quarterly absorption ratio of 132.6% in the third quarter of 2024, compared to 132.8% in the third quarter of 2023.

“Our aftermarket revenue was down slightly year-over-year, but as I previously noted, was up compared to our second quarter results,” said Rush. “Although the freight recession continues, we saw sequential growth in the third quarter with respect to our over-the-road and wholesale customers for the first time since 2023. In addition, the refuse and public sector market segments continue to be bright spots with respect to Class 8 aftermarket sales, while medium-duty aftermarket sales continue to be strong across all market segments,” he continued.

“We are hopeful that declines in aftermarket sales revenues are behind us and that demand will begin to increase in 2025. Although we expect a typical seasonal decline in our fourth quarter aftermarket results, we believe we will begin a slow climb back to more normal market conditions starting in the first quarter of 2025,“ Rush explained. “We believe that our continued focus on strategic initiatives, such as planned maintenance packages and Xpress Services, will allow us to continue to outperform the market,” he added.

Commercial Vehicle Sales

New U.S. and Canadian Class 8 retail truck sales totaled 73,037 units in the third quarter of 2024, down 3.5% over the same period last year, according to ACT Research. The Company sold 3,604 new Class 8 trucks in the third quarter, a decrease of 16.7% compared to the third quarter of 2023, which accounted for 5.3% of the new U.S. Class 8 truck market and 1.6% of the new Canada Class 8 truck market. ACT Research forecasts U.S. and Canadian retail sales of new Class 8 trucks to total 264,000 units in 2024, a 12.5% decrease compared to 2023.

“Economic uncertainty and continued low freight rates continue to plague Class 8 carriers. However, considering these ongoing challenges, we were pleased with our sales results in the third quarter,” Rush said. “Although Class 8 demand remains weak in the over-the-road segment, our unique focus on specialty markets, including vocational and public sector, allowed us to achieve strong sales results to those customer segments, which we expect to continue in the fourth quarter,” he added.

“Our order intake improved slightly late in the third quarter. Consequently, we expect our new Class 8 truck sales to increase slightly in the fourth quarter compared to our third quarter results,” Rush said. “While we are pleased to see a slight uptick in demand, market conditions remain challenging and commercial vehicle inventory levels are near an all-time high industry-wide. Because of these factors, we believe that truck pricing will continue to be competitive and that new Class 8 truck sales will remain challenging through the first half of 2025,” he added.

New U.S. and Canadian Class 4 through 7 retail commercial vehicle sales totaled 68,923 units in the third quarter of 2024, down 1.1% over the same period last year, according to ACT Research. The Company sold 3,379 Class 4 through 7 medium-duty commercial vehicles in the third quarter, an increase of 4.2% compared to the third quarter of 2023, which accounted for 5.0% of the total new U.S. Class 4 through 7 commercial vehicle market and 2.9% of the new Canada Class 5 through 7 commercial vehicle market. ACT Research forecasts U.S. and Canadian retail sales for new Class 4 through 7 commercial vehicles to be approximately 273,200 units in 2024, a 2.5% increase compared to 2023.

“We continued to experience healthy demand from medium-duty customers across all of our customer segments in the third quarter. Production has stabilized, delivery lead times continue to improve, and we are, once again, proud to have outperformed the market in medium-duty commercial vehicle sales,” Rush said. Our strategic focus on achieving a diversified customer base has served us well in the medium-duty market, and we are pleased that our Class 4-7 commercial vehicle sales were wide-ranging across a variety of industry segments,” he stated.

“Looking ahead, we continue to monitor potential delays from body manufacturers that could impact deliveries of new Class 4 through 7 commercial vehicles. However, we believe that demand for medium duty commercial vehicles will remain solid in the fourth quarter, and we believe we are well-positioned to increase our market share,” Rush said.

The company sold 1,829 used commercial vehicles in the third quarter of 2024, a 1.8% increase compared to the third quarter of 2023. “Although the market is still experiencing weak used truck demand due to the aforementioned freight recession, tight credit and excess supply, we continue to successfully execute on our used truck sales strategies, which led to positive results in the third quarter. Used truck depreciation rates have largely returned to normal ranges, and we continue to manage our inventory levels, which we believe are appropriate given the anticipated increase in trade activity from our new truck customers,” Rush stated.

Leasing and Rental

Rush Truck Leasing operates 56 PacLease and Idealease franchises across the United States and Canada, with more than 10,000 trucks in its lease and rental fleet and more than 2,200 trucks under contract maintenance agreements. Lease and rental revenue decreased 0.4% in the third quarter of 2024 compared to the third quarter of 2023, primarily due to a slight decrease in rental utilization. “Our leasing and rental revenues were basically flat year-over-year. However, we continue to add new vehicles to our fleet, which will translate to lower operating costs going forward. We anticipate that rental utilization rates will improve in the fourth quarter, and we expect to see moderate growth in our leasing and rental revenues as we move into 2025”, Rush said.

Financial Highlights

In the third quarter of 2024, the Company’s gross revenues totaled $1.896 billion, a 4.3% decrease from $1.981 billion in the third quarter of 2023. Net income for the quarter was $79.1 million, or $0.97 per diluted share, compared to net income of $80.3 million, or $0.96 per diluted share, in the quarter ended September 30, 2023. In the third quarter of 2024, the Company recognized a one-time, pre-tax charge of approximately $3.3 million, or $0.03 per share, related to property damage caused by Hurricane Helene. In the third quarter of 2023, the Company recognized a one-time, pre-tax charge of approximately $2.5 million, or $0.02 per share, related to a fire loss at our San Antonio, Texas facility.

Aftermarket products and services revenues were $633.0 million in the third quarter of 2024, compared to $643.6 million in the third quarter of 2023. The Company delivered 3,604 new heavy-duty trucks, 3,379 new medium-duty commercial vehicles, 574 new light-duty commercial vehicles and 1,829 used commercial vehicles during the third quarter of 2024, compared to 4,326 new heavy-duty trucks, 3,244 new medium-duty commercial vehicles, 425 new light-duty commercial vehicles and 1,797 used commercial vehicles during the third quarter of 2023.

During the third quarter of 2024, the Company repurchased $0.2 million of its common stock pursuant to its stock repurchase plan and has repurchased a total of $77.4 million of the $150.0 million that is currently authorized by its Board of Directors. In addition, the Company paid a cash dividend of $14.2 million during the third quarter.

“There is no doubt that 2024 has been a challenging year for the commercial vehicle industry. However, I am extremely proud that our team has rallied behind our expense management and sales initiatives, which have allowed us to navigate this challenging operating environment while continuing to deliver value to our shareholders. We are committed to our long-term strategic initiatives, and I have confidence we will end this difficult year in a strong financial position,” said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter of 2024 on Wednesday, October 30, 2024, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live via the Internet at

http://investor.rushenterprises.com/events.cfm.

Participants may register for the call at:

https://register.vevent.com/register/BId3cc30bd8c9c4a0b997370aa063270c3

While not required, it is recommended that you join the event 10 minutes prior to the start.

For those who cannot listen to the live broadcast, the webcast replay will be available at

http://investor.rushenterprises.com/events.cfm.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 150 locations in 23 states and Ontario, Canada, including 124 franchised dealership locations. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Dennis Eagle, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts s and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2023. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	September 30,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$185,073	$183,725
Accounts receivable, net	282,553	259,353
Note receivable, affiliate	6,905
Inventories, net	1,964,835	1,801,447
Prepaid expenses and other	21,027	15,779
Total current assets	2,460,393	2,260,304
Property and equipment, net	1,568,056	1,488,086
Operating lease right-of-use assets, net	116,085	120,162
Goodwill, net	430,004	420,708
Other assets, net	73,933	74,981
Total assets	$4,648,471	$4,364,241

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$1,285,033	$1,139,744
Current maturities of finance lease obligations	38,693	36,119
Current maturities of operating lease obligations	16,855	17,438
Trade accounts payable	173,777	162,134
Customer deposits	87,114	145,326
Accrued expenses	150,560	172,549
Total current liabilities	1,752,032	1,673,310
Long-term debt, net of current maturities	399,674	414,002
Finance lease obligations, net of current maturities	92,061	97,617
Operating lease obligations, net of current maturities	101,464	104,514
Other long-term liabilities	29,712	24,811
Deferred income taxes, net	170,571	159,571
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2024 and 2023	–	–
Common stock, par value $.01 per share; 105,000,000 Class A shares and 35,000,000 Class B shares authorized; 62,307,564 Class A shares and 16,695,873 Class B shares outstanding in 2024; and 61,461,281 Class A shares and 16,364,158 Class B shares outstanding in 2023	820	806
Additional paid-in capital	577,665	542,046
Treasury stock, at cost: 1,299,589 Class A shares and 1,750,566 Class B shares in 2024; and 1,092,142 Class A shares and 1,731,157 Class B shares in 2023	(129,644)	(119,835)
Retained earnings	1,638,257	1,450,025
Accumulated other comprehensive income (loss)	(3,953)	(2,163)
Total Rush Enterprises, Inc. shareholders’ equity	2,083,145	1,870,879
Noncontrolling interest	19,812	19,537
Total shareholders’ equity	2,102,957	1,890,416
Total liabilities and shareholders’ equity	$4,648,471	$4,364,241

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenues
New and used commercial vehicle sales	$1,163,255	$1,235,767	$3,586,882	$3,648,286
Parts and service sales	633,045	643,623	1,909,672	1,942,979
Lease and rental	89,129	89,466	264,696	264,681
Finance and insurance	5,780	6,317	17,111	19,077
Other	4,924	5,567	16,799	20,536
Total revenue	1,896,133	1,980,740	5,795,160	5,895,559
Cost of products sold
New and used commercial vehicle sales	1,053,512	1,113,294	3,239,431	3,287,998
Parts and service sales	399,973	410,935	1,204,360	1,216,441
Lease and rental	63,607	62,106	190,064	184,098
Total cost of products sold	1,517,092	1,586,335	4,633,855	4,688,537
Gross profit	379,041	394,405	1,161,305	1,207,022
Selling, general and administrative expense	239,741	257,132	754,774	770,631
Depreciation and amortization expense	19,134	15,872	51,376	44,731
Gain on disposition of assets	588	220	690	596
Operating income	120,754	121,621	355,845	392,256
Other income (expense)	149	133	370	2,384
Interest expense (income), net	17,664	14,194	55,101	37,415
Income before taxes	103,329	107,560	301,114	357,225
Provision for income taxes	23,819	26,926	71,422	87,277
Net income	79,420	80,634	229,692	269,948
Less: Net income attributable to noncontrolling Interests	288	356	291	940
Net income attributable to Rush Enterprises, Inc.	$79,132	$80,278	$229,401	$269,008

Net income attributable to Rush Enterprises, Inc. per share of common stock:
Basic	$1.00	$0.99	$2.91	$3.30
Diluted	$0.97	$0.96	$2.81	$3.19

Weighted average shares outstanding:
Basic	79,216	81,229	78,878	81,629
Diluted	81,884	83,987	81,607	84,251

Dividends declared per common share	$0.18	$0.17	$0.52	$0.45

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted Net Income, Adjusted Total Debt, Adjusted Net (cash) Debt, EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow and Adjusted Invested Capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Commercial Vehicle Sales Revenue (in thousands)	September 30, 2024	September 30, 2023
New heavy-duty vehicles	$677,882	$756,071
New medium-duty vehicles (including bus sales revenue)	361,813	332,860
New light-duty vehicles	33,510	25,684
Used vehicles	81,285	109,114
Other vehicles	8,765	12,038

Absorption Ratio	132.6%	132.8%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	September 30, 2024	September 30, 2023
Floor plan notes payable	$1,285,033	$1,121,490
Current maturities of long-term debt	─	104,778
Current maturities of finance lease obligations	38,693	36,128
Long-term debt, net of current maturities	399,674	202,824
Finance lease obligations, net of current maturities	92,061	103,513
Total Debt (GAAP)	1,815,461	1,568,733
Adjustments:
Debt related to lease & rental fleet	(526,443)	(443,095)
Floor plan notes payable	(1,285,033)	(1,121,490)
Adjusted Total Debt (Non-GAAP)	3,985	4,148
Adjustment:
Cash and cash equivalents	(185,073)	(191,988)
Adjusted Net Debt (Cash) (Non-GAAP)	$(181,088)	$(187,840)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s floor plan credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose, but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	September 30, 2024	September 30, 2023
Net Income attributable to Rush Enterprises, Inc. (GAAP)	$307,448	$367,334
Provision for income taxes	98,145	117,229
Interest expense	70,603	45,877
Depreciation and amortization	66,475	58,851
(Gain) on sale of assets	$937	(618)
EBITDA (Non-GAAP)	543,608	588,673
Adjustments:
Interest expense associated with FPNP and L&RFD	(71,439)	(46,806)
Adjusted EBITDA (Non-GAAP)	$472,169	$541,867

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP and the L&RFD to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP and L&RFD as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	September 30, 2024	September 30, 2023
Net cash provided by operations (GAAP)	$311,922	$322,469
Acquisition of property and equipment	(384,033)	(356,896)
Free cash flow (Non-GAAP)	(72,111)	(34,427)
Adjustments:
Draws on floor plan financing, net	163,109	185,065
Acquisitions of L&RF assets	285,404	261,685
Non-maintenance capital expenditures	21,753	29,815
Adjusted Free Cash Flow (Non-GAAP)	$398,156	$442,138

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back lease and rental fleet purchases that are included in acquisition of property and equipment (iii) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	September 30, 2024	September 30, 2023
Total Rush Enterprises, Inc. Shareholders' equity (GAAP)	$2,083,145	$1,899,612
Adjusted net debt (cash) (Non-GAAP)	(181,088)	(187,840)
Adjusted Invested Capital (Non-GAAP)	$1,902,057	$1,711,772

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.